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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[_] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
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1. Name and Address of Reporting Person*

   Bennack                  Frank                   A.
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   (Last)                  (First)                 (Middle)

   959 Eighth Avenue
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                                    (Street)

   New York                          NY                   10019
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   (City)                           (State)              (Zip)


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2. Issuer Name AND Ticker or Trading Symbol

   Polo Ralph Lauren Corporation (RL)

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3. IRS Identification Number of Reporting Person, if any (Voluntary)


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4. Statement for Month/Day/Year

   4/1/2003
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5. If Amendment, Date of Original (Month/Day/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [X]   Director                             [_]   10% Owner
   [_]   Officer (give title below)           [_]   Other (specify below)


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7. Individual or Joint/Group Filing (Check Applicable Line)

   [X] Form Filed by One Reporting Person
   [_] Form Filed by More than One Reporting Person

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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                              OR BENEFICIALLY OWNED
================================================================================

                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                            2.        2A.           3.           Disposed of (D)                 Owned Follow-  Form:     7.
                            Transac-  Deemed        Transaction  (Instr. 3, 4 and 5)             ing Reported   Direct    Nature of
                            tion      Execution     Code         ------------------------------- Transac-       (D) or    Indirect
1.                          Date      Date, if any  Instr. 8)                   (A)              tions(s)       Indirect  Beneficial
Title of Security           (Month/   (Month/       ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                  Day/Year) Day/Year)     Code     V                  (D)              and 4)         (Instr.4) (Instr. 4)
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

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

              PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION
               CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND
             UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.

                                                                          (Over)
                                                                 SEC 1474 (9-02)

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                            9.
                                                                                                            Number   10.
                                                                                                            of       Owner-
                                                                                                            Deriv-   ship
                                                                                                            ative    Form
                   2.                                                                                       Secur-   of
                   Conver-                         5.                             7.                        ities    Deriv-  11.
                   sion            3A              Number of                      Title and Amount          Bene-    ative   Nature
                   or              Deemed          Derivative    6.               of Underlying     8.      ficially Secur-  of
                   Exer-           Exe-    4.      Securities    Date             Securities        Price   Owned    ity:    In-
                   cise    3.      cution  Trans-  Acquired (A)  Exercisable and  (Instr. 3 and 4)  of      Follow-  Direct  direct
                   Price   Trans-  Date,   action  or Disposed   Expiration Date  ----------------  Deriv-  ing Re-  (D) or  Bene-
1.                 of      action  if      Code    of (D)        (Month/Day/Year)           Amount  ative   ported   In-     ficial
Title of           Deriv-  Date    any     (Instr. (Instr. 3,    ----------------           or      Secur-  Trans-   direct  Owner-
Derivative         ative   (Month/ (Month/   8)     4 and 5)      Date     Expira-          Number  ity     action(s) (I)    ship
Security           Secur-  Day/    Day/    ------  ------------   Exer-    tion             of      (Instr. (Instr.  (Instr. (Instr.
(Instr. 3)         ity     Year)   Year)   Code V    (A)   (D)    cisable  Date     Title   Shares  5)      4)        4)      4)
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
Option issued     $22.84  4/1/2003        A         3,000        (1)      4/1/2013  Class A 3,000          3,000      D
pursuant                                                                            Common
to issuer's 1997                                                                    Stock
Long-Term Stock
Incentive Plan
(Right to Buy)
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

Explanation of Responses:

(1) Options vest and become exercisable annually in two equal installments beginning April 1, 2004.


   /s/ Edward W. Scheuermann                             April 3, 2003
----------------------------------------            -------------------------
   **Signature of Reporting Person                            Date
   Edward W. Scheuermann
   Attorney-in-Fact


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.
                                                                          Page 2

                                POWER OF ATTORNEY

KNOW EVERYONE BY THESE PRESENTS, that I, Frank A. Bennack, Jr., hereby make, constitute and appoint Mr. Edward W. Scheuermann, with full power of substitution, my true and lawful agent and attorney-in-fact and confer upon such agent and attorney-in-fact the power and authority, in my name, place and stead, in any way which I could do if personally present:

(1) to execute for and on my behalf, in my capacity as an officer, director and/or stockholder of Polo Ralph Lauren Corporation (the "Company"), any and all forms and filings required pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules thereunder, including, without limitation, Forms 3, 4 and 5;

(2) to do and perform any and all acts for and on my behalf (in any of the capacities described in paragraph (1) above)) which may be necessary or desirable to complete and execute any such forms or filings and timely file such forms or filings with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

(3) to execute and deliver on my behalf (in any of the capacities described in paragraph (1) above) any other forms, filings, consents, authorizations, certificates, instruments or other documents necessary or desirable to authorize, approve, effect, facilitate or consummate any of the transactions described above.

IN WITNESS WHEREOF, I have hereunto set my hand on this 26th day of February, 2003.



                                        /s/ Frank A. Bennack, Jr.
                                        -----------------------------------
                                        Frank A. Bennack, Jr.